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                       SUPPLEMENT DATED DECEMBER 26, 1995
                                RELATING TO THE
                    OFFER TO PURCHASE DATED DECEMBER 4, 1995

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 IMPORTANT NOTICE TO SHAREHOLDERS OF FUND AMERICAN ENTERPRISES HOLDINGS, INC.
                   FUND AMERICAN ENTERPRISES HOLDINGS, INC.


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THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON WEDNESDAY, JANUARY 10, 1996, UNLESS THE OFFER IS FURTHER EXTENDED.
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Fund American Enterprises Holdings, Inc., a Delaware corporation (the
"Company"), hereby extends the expiration date of its offer to purchase up to 500,000 shares of its Common Stock, par value $1.00 per share ("Shares"), for $71.00 per Share, net to the seller in cash, from January 2, 1996 to January 10, 1996. The offer is made upon the terms and subject to the conditions set forth in the Offer to Purchase dated December 4, 1995, as supplemented hereby and in the related Letter of Transmittal (which together constitute the "Offer"), including the proration provisions described herein. The Offer is being extended to inform shareholders of an important recent development involving the Company and to provide shareholders with additional time to evaluate this development. THE TENDER DOCUMENTS ORIGINALLY PROVIDED TO YOU PURSUANT TO THE OFFER ARE THE DOCUMENTS TO BE USED TO TENDER SHARES PURSUANT TO THE OFFER.

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The Company announced on December 26, 1995 that it had entered into a letter of intent with a significant financial institution contemplating the sale of Source One Mortgage Services Corporation ("Source One"), a wholly-owned mortgage banking subsidiary of the Company, for an aggregate price equal to Source One's adjusted book value as of the closing date plus a premium of $65 million, and the assumption of all existing debt and preferred stock.

The Company points out that Source One's book value may have declined from the amount reported at September 30, 1995 due to reductions in the value of its mortgage servicing portfolio. The value of mortgage servicing rights tends to decline when lower interest rates cause existing mortgage holders to refinance.

The Company anticipates that the transaction, if it occurs, will close during the first quarter of 1996. The Company also said it is evaluating whether the sale would require approval of its stockholders under applicable law. If such approval is necessary, closing of any transaction might be delayed into the second quarter of 1996.

The transaction is subject to a number of significant conditions including, among other things, the prospective buyer being satisfied with the results of its due diligence investigation and negotiation of a mutually satisfactory purchase agreement. The agreement itself is expected to contain customary closing conditions including clearance under the Hart-Scott-Rodino antitrust review procedures. There cannot be any assurance that the transaction will be negotiated successfully or, if a definitive agreement is executed, that the sale will be consummated.


December 26, 1995
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Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or such shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.


          THE DEPOSITARY AND THE INFORMATION AGENT FOR THE OFFER IS:

                    FIRST CHICAGO TRUST COMPANY OF NEW YORK

                            FACSIMILE TRANSMISSION:
                       (FOR ELIGIBLE INSTITUTIONS ONLY)

                                 201-222-4720
                                      or
                                 201-222-4721


         BY MAIL:                           BY HAND OR OVERNIGHT COURIER:
    Tenders & Exchanges                          Tenders & Exchanges
     Suite 4660 - FA                               Suite 4680 - FA
      P.O. Box 2559                          14 Wall Street  - 8th Floor
Jersey City, NJ 07303-2559                       New York, NY 10005

                               FOR INFORMATION:
                                1-800-438-0057

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Any questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.
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